EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Deutsche Mortgage & Asset Receiving Corporation

60 Wall Street

New York, New York 10005

RE:   Annual Statement of Compliance for COMM 2014-CCRE21 Mortgage Trust

Commercial Mortgage Pass-Through Certificates

Per the Pooling and Servicing Agreement dated as of December 1, 2014 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 24, 2015

/s/ Brian Smith BRIAN SMITH Vice President	/s/ Dave Ward Dave Ward Senior Vice President

Wells Fargo Bank, N.A.